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Exhibit 10.6

SOFTWARE LICENSE AND SERVICES AGREEMENT

        This is a Software License and Services Agreement ("this Agreement"), made as of November 1, between SHADOW FINANCIAL SERVICES CORP., a New Jersey corporation with an address at Raritan Plaza II, Edison, NJ 08837 ("Shadow"); and ARCHIPELAGO HOLDINGS, LLC with offices at 100 South Wacker Drive, Suite 2000, Chicago, IL 60606 ("Licensee").

1.     LICENSE.

        1.1.  Shadow grants Licensee a fully-paid, perpetual, royalty-free, nonexclusive enterprise-wide license to use one production copy of the Licensed Software within the Territory. The Licensed Software shall be installed and operated on not more than one server, plus one or more backup or remote servers intended to provide redundant backup capability in the event of failure or scheduled maintenance or other downtime involving the designated server.

        1.2.  Licensee shall use the Licensed Software solely for Licensee's own internal operations, and shall not sublicense, rent or otherwise permit anyone other than Licensee's own authorized personnel including but not limited to Licensee's employees and agents to use or have access to the Licensed Software, whether by timesharing, networking or any other means.

        1.3.  Promptly upon execution of this Agreement, Shadow shall install the Licensed Software on Licensee's server and shall provide Licensee with a back-up copy of the Licensed Software, in machine-readable format, on magnetic or other appropriate media. Licensee shall be entitled to make a reasonable number of copies of the Licensed Software solely for Licensee's internal use for archival or backup purposes.

        1.4.  Within thirty (30) business days of execution and effective date of this Agreement, Shadow agrees to deposit with an escrow agent, mutually agreed upon between Shadow and Licensee (the "Escrow Agent") an Escrow Copy of the Licensed Software. Licensee shall be responsible for all escrow fees. The "Escrow Copy" for purposes of this Paragraph 1.4 will be the source code from which Licensee's executable copy of the Licensed Software was created, programming notes, instruction materials for the Licensed Software, the tools required to compile the source code into an executable version of such software if it is not commercially available, and the data required to effectively operate the License Software. In addition, within 30 days after each release of a new Major Version of the Licensed Software, Shadow will deposit with the Escrow Agent updated copies of the Escrow Copy including all updates, upgrades, patches, bug fixes, new releases, new versions, revisions and improvements so that at all times the Escrow Copy will functionally correspond with the Licensed Software in use by the Licensee. Nothing in this Agreement shall be interpreted to deprive Shadow of Shadow's right, title, and interest to the Escrow Copy. The Escrow Copy deposited with the Escrow Agent will be provided to the Licensee as described herein to allow the Licensee the continued benefit of the Licensed Software in the event of a default by Shadow as described below, provided that the Licensee has complied with the fees and payment terms of this Agreement. Only the following events will constitute a default by Shadow under this paragraph:

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  Shadow fails to comply with the warranties set forth in Section 7 of this Agreement;

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  Shadow fails to discharge its maintenance and support obligations as set forth in Section 9 of this Agreement;

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  Shadow commences proceedings for the liquidation and distribution of all of its assets or any similar proceeding designed to result in a supervised winding up of Shadow's affairs under federal or state laws.

        On the happening of any of the foregoing events, Licensee will provide written notice of the event to the Escrow Agent, identifying this Agreement, the nature of the event of default, and demand delivery of a complete copy of the Escrow Copy to Licensee. Upon receiving such notice, the Escrow

Agent will immediately notify in writing Shadow of the request, and Shadow will have five (5) days after the mailing of the notice to Shadow to notify the Escrow Agent and Licensee in writing that Shadow disputes that an event of default has occurred. The Escrow Agent will provide Licensee with a copy of the Escrow Copy only if Shadow does not provide written notice that it disputes that a default has occurred or if a court of competent jurisdiction finds that a default has occurred. In the event that the Escrow Agent provides Licensee a copy of the Escrow Copy, Licensee shall then have a fully-paid, transferable, perpetual license to the Escrow Copy and the right to: (a) use the Escrow Copy for the internal operations of Licensee; (b) make as many copies, including but not limited to, backup and archival copies of the Escrow Copy as Licensee reasonably deems necessary for such use; (c) modify the Escrow Copy for Licensee's own purposes and use in accordance with the provisions of this Section, through the services of Licensee's own employees or independent contractors; and (d) merge the Escrow Copy with, and use in conjunction with, other software, programs, routines, and subroutines developed or acquired by Licensee. Any dispute as to whether a default has occurred shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association ("AAA"). Shadow grants Licensee the right to verify the Escrow Copy, at any time, and from time to time upon reasonable notice, for accuracy, completeness, and sufficiency. Shadow agrees to permit at least one (1) employee of Licensee to be present for any such verification. Licensee shall pay Shadow on a time and material basis for any time dedicated to such escrow verification unless the Escrow Copy is found not to be accurate, complete, and sufficient, in which case Shadow shall pay Licensee's expenses for verification.

        1.5   Upon Shadow's notification to Licensee that the Licensed Software is installed and ready for testing, Licensee shall have forty-five (45) days within which to test the Licensed Software in a non-production environment, using the test criteria developed by Licensee, in order to determine whether the Licensed Software performs in accordance with the Documentation and warranties set forth in Section 7. Such test may include without limitation: (a) unit testing; (b) system testing; and (c) volume/stress testing. After Licensee has successfully completed the foregoing testing in accordance with the test criteria, Licensee shall notify Shadow in writing that conditional acceptance ("Conditional Acceptance") has occurred.

        After Conditional Acceptance of the Licensed Software, Licensee will begin using the Licensed Software in a production environment. Once Licensee has used the Licensed Software in a production environment for forty-five (45) days without the occurrence of any material errors and determines that the Licensed Software performs in accordance with the warranties and Documentation then Licensee shall notify Shadow in writing of its acceptance ("Acceptance") of the Licensed Software.

        If Licensee reasonably determines that the Licensed Software, or any module or component thereof, does not perform in accordance with the warranties and Documentation, Licensee will forward to Shadow a report describing the discrepancies. Shadow shall correct the errors or defects within ten (10) business days after receiving such report, and Licensee shall request the Licensed Software for an additional forty-five (45) day test period; provided, however, if the nature of the defect warrants, Licensee may elect to shorten the testing period. The process described above shall continue until Licensee's acceptance of the Licensed Software; provided, however, that if Acceptance of the Licensed Software has not occurred by ninety (90) days following Installation of the Licensed Software, then Licensee shall be entitled to declare this Agreement in default and receive a full refund of any and all moneys paid to Shadow, in addition to any other remedies available at law or in equity by statute or otherwise., however, for any period of delay caused by any third party's installation of infrastructure or equipment, the time periods listed in this paragraph shall be extended by that period of delay.

        Notwithstanding anything to the contrary contained or implied herein, the terms "Conditional Acceptance" and "Acceptance" in no way diminish Shadow's responsibility to comply with all terms and conditions of this Agreement.

2.     LICENSE EXCLUSIONS.

        2.1.  Unless otherwise expressly authorized in this Agreement, Licensee shall not:

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  Copy the Licensed Software;

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  Cause or permit reverse compilation, reverse engineering or disassembly of any Licensed Software;

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  Distribute, disclose, or transfer to any third party except for Licensee's employees and agents any portion of the Licensed Software (including ShadoAPI™) or the Documentation, or use the Licensed Software or Documentation in any service bureau arrangement, facility management, or third party training;

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  Transfer or use the Software outside the Territory; or

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  Use Licensed Software for any purpose or application other than as permitted in the Documentation.

        2.2.  The license granted to Licensee does not include access to or any copies of the source code for the Licensed Software except as permitted in Section 1.4.

3.     FEES AND PAYMENT TERMS.

        3.1.  Licensee shall pay Shadow license fees, programming fees and reimbursable costs and expenses as specified in the License Schedule. Custom programming and coding not expressly included within the base enterprise license fee as specified in the License Schedule, including conversion of Licensee's data and the creation of appropriate interfaces for integrating Licensee's data with the Licensed Software, shall be Licensee's responsibility and shall not be provided by Shadow, except as may be otherwise agreed pursuant to a separate License Schedule Supplement. Unless otherwise specified, any agreed upon additional services shall be provided at the; time and materials rates set forth on the License Schedule.

        3.2.  Unless Licensee provides Shadow with a valid exemption certificate, Licensee shall be responsible for all sales, use and other taxes and duties (excluding taxes based on Shadow's income and payroll) imposed by any jurisdiction based on the license granted by this Agreement, any programming, support or other services provided by Shadow, the license fees and other fees payable by Licensee, or Licensee's use of the Licensed Software, regardless of when such tax liability is asserted.

        3.3.  Shadow shall deliver invoices for payment of fees due hereunder to Licensee at the address set forth herein. All undisputed payments are due within thirty (30) days after receipt by Licensee of Shadow's correct invoice.

        3.4.  Shadow's fees for any services provided to Licensee pursuant to this Agreement including, but not limited to, programming, customization, maintenance, upgrades, releases, support, training, and installation services, shall remain fixed for two (2) years and thereafter may be changed not more frequently than once per year and such annual changes shall not be greater than: (a) six percent (6%) of the prior year's fees for such services; or (b) CPI, whichever is less.

4.     PROPRIETARY AND INTELLECTUAL PROPERTY RIGHTS.

        4.1.  Shadow and its third-party providers retain title to and ownership of the Licensed Software, respectively, and the accompanying Documentation, including all copies in whatever form, whether supplied by them or made by Licensee. Licensee acknowledges that the Licensed Software belongs and is proprietary to Shadow or its third-party providers, as applicable, and shall at all times remain their property. The user license granted by this Agreement does not give Licensee any ownership interest in the Licensed Software, but only the right to use the Licensed Software under the specified terms.

        4.2.  Licensee shall treat the Licensed Software and Documentation as confidential information and shall not publish, disclose or release them in whole or in part, other than as permitted in Section 12 of this Agreement. Licensee shall alert its agents and outside contractors to Licensee's confidentiality obligations, and shall take all reasonable precautions to maintain the confidentiality of the Licensed Software and Documentation, exercising at least the same degree of care which Licensee employs with respect to Licensee's own confidential information. Licensee shall not remove any copyright, patent, trademark or other notices or proprietary legends from any Licensed Software or Documentation, and any copies made by Licensee as permitted by this Agreement shall include such notices and legends.

        4.3.  The Licensed Software may include certain custom modifications made by Shadow to Licensee's specifications. Unless otherwise specified in the License Schedule or a License Schedule Supplement, Shadow shall retain title to such custom modifications.

        4.4.  If at any time Licensee or Licensee's agent makes any User Modifications to the Licensed Software, Licensee shall acquire all right, title and interest in such User Modifications. Licensee shall grant to Shadow and Shadow shall have a perpetual, nonexclusive, royalty-free license in all such User Modifications. Shadow shall not publish, sublicense, disclose or transfer them to anyone else unless authorized in writing by Licensee. Licensee may request in writing that Shadow make an Exclusive Modification (as defined in Section 13.3). The written request shall include specifications which shall be Licensee confidential information subject to the terms of Section 12. Shadow shall within five (5) business days, accept or reject the request in writing. Upon acceptance of such request and completion of the Exclusive Modification, Shadow shall grant to Licensee a perpetual, exclusive, royalty-free license to use the Exclusive Modification. Shadow shall not publish, sublicense, disclose or transfer the Exclusive Modification to any third party unless authorized in writing by Licensee. Licensee shall not be permitted to have an Exclusive Modification for the following: (a) developments to the Licensed Software to meet industry specifications; (b) development of interfaces for the Licensed Software for commercially available data feeds or software; or (c) development by Shadow of substantiated work in process.

        Shadow acknowledges that Licensee may develop, sell, license and/or otherwise market products and/or services which are similar to those of the Licensed Software; provided, however, that in doing so, Licensee does not breach its obligations under Section 12, or any other provisions, of this Agreement.

5.     PATENT AND COPYRIGHT INDEMNITY.

        5.1.  Shadow shall indemnify, defend and hold harmless Licensee and its officers, directors, employees, agents, and representatives from and against any and all damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorney's fees and court costs incurred by Licensee as a result of: (a) any claim that Licensee's use or possession of the Licensed Software, or any component thereof, infringes any patent, copyright, trade secret, trademark, or any other proprietary rights of any kind; (b) any misappropriation, misuse, or disclosure of any of Licensee's confidential information by Shadow or any of its employees, contractors, or agents; (c) any damage to Licensee's property or physical injury (including death) to Licensee's personnel caused by Shadow, its employees, contractors, or agents; or (d) any direct damages, including but not limited to, cost of cover, resulting from gross negligence or willful misconduct of Shadow, its employees, contractors, or agents. Any duty of indemnification shall not be subject to any limitation of liability contained elsewhere in this Agreement. Licensee must promptly notify Shadow in writing of any infringement claim.

        5.2   If the Licensed Software, or any part thereof, found by a court of competent jurisdiction to infringe a copyright or patent, or to violate any trademark, trade secret, or other proprietary right, and Licensee's use of the Licensed Software, or any party thereof, is enjoined or interfered with in any manner, Shadow shall, at its sole cost and expense and at Shadow's option, within ten (10) business days of such injunction or interference: (i) obtain for Licensee the right to continue using the Licensed Software free of any liability for infringement or violation; (ii) replace or modify the Licensed Software so that it becomes noninfringing while giving equivalent performance in a manner satisfactory to Licensee; or (iii) upon Licensee's return of the infringing Licensed Software, provide to Licensee a partial refund of the License Fee based on the amortized value of infringing Licensed Software over a five (5) year period. Any such refund shall be received by Licensee within five (5) business days of the end of such remedy period.

        5.3   Shadow shall have no obligation to indemnify or defend Licensee to the extent that the alleged infringement is based on (i) a User Modification; or (ii)=use of Licensed Software other than in accordance with the terms set forth in this Agreement, or contrary to the Documentation.

6.     LICENSEE'S OBLIGATIONS.

        6.1.  Licensee shall, as reasonably requested by Shadow and not otherwise subject to disclosure restrictions, provide Shadow with specific and detailed information about and access to Licensee's work flow, procedures, transaction volumes and current and historical data solely as they relate to the applications of the Licensed Software. All such information shall be deemed confidential for purposes of this Agreement.

        6.2.  Licensee shall afford Shadow reasonable access, both during and after Licensee's regular business hours, to Licensee's data processing operating environment and systems as deemed necessary and reasonable by Licensee in its sole discretion. Licensee and Shadow shall agree upon reasonable software and equipment needs of Shadow to permit Shadow to perform its obligations under this Agreement. Licensee understands that the installation protocols for the Licensed Software have been developed based on Licensee's existing hardware configurations, and Licensee agrees to maintain those configurations throughout the installation and implementation process.

        6.3.  Licensee shall designate a project manager and an information technology team to coordinate and work with Shadow in installation and implementation of the Licensed Software, including testing of the Licensed Software following installation.

        6.4   Shadow strongly recommends that pending thorough testing under live production conditions of all individual modules and subassemblies comprising the Licensed Software and of the Licensed Software as a whole, Licensee operate on a parallel test basis, continuing its existing processing operations and maintaining a back-up system and duplicate files of all data.

        6.5   Licensee may immediately suspend its duties of performance under this Agreement, in whole or in part, in addition to exercising any available legal remedies, if Shadow fails to perform any material condition or obligation in this Agreement and fails to cure such default within thirty (30) days after delivery of written notice to Shadow. For purposes of this Section 6.5, "duties of performance" shall not include Licensee's non-disclosure obligations under Section 12 of this Agreement. If Licensee elects to suspend its duties of performance under this Agreement pursuant to this Section 6.5, Licensee shall so notify Shadow in writing. Notwithstanding the foregoing, Licensee's suspension of its duties of performance pursuant to this Section 6.5, shall in no way be construed as terminating or suspending any of the licenses granted to Licensee hereunder.

7.     LIMITED WARRANTY; DISCLAIMER.

        7.1.  Shadow represents and warrants that (i) following installation and testing by Shadow, the Licensed Software and all portions or components thereof will perform in accordance with the Documentation and functional specifications, (ii) the Licensed Software and all portions or components thereof shall be free from frequent or material programming errors and defects in workmanship and materials; (iii) the Licensed Software and all portions or components thereof shall conform with all updates and program changes or revised version of the Licensed Software installed at Licensee's premises; (iv) the media to be supplied by Shadow containing a back-up copy of the Licensed Software shall be free from defects; (v) the Licensed Software shall be "Y2K compliant" and shall be capable of processing transactions involving dates before, on and after January 1, 2000; (vi) the Licensed Software does not and shall not contain any virus, "Trojan horse", "worm", software lock, "drop dead" device or any other limiting routine that would erase data or programming or cause the Licensed Software or any other programs, equipment, or data to become inoperable or otherwise incapable of being used in the full manner for which it was designed and created ("Software Limitation"). Additionally, Shadow represents and warrants that the Licensed Software does not and shall not contain any Software Limitation that would be triggered by: (a) the Licensed Software being used or copied a certain number of times or after the lapse of a certain period of time; (b) the Licensed Software being installed on or moved to a central processing unit or system that has a serial number, model number, or other identification different from the central processing unit or system on which the Licensed Software was originally installed; or (c) the occurrence or lapse of any other triggering factor or event; (vii) The Licensed Software, including any modifications, enhancements, updates, or improvements thereto, shall be fully compatible with each other and with any other software, systems, or equipment with which it interfaces, interacts, inter-operates or exchanges data and shall operate as an integrated system and in accordance with the Documentation; (viii) the Licensed Software, when configured according to the Documentation, will be unavailable for no more than one (1) hour per day for scheduled day-end processing and no more than three (3) hours per month for scheduled month-end processing; (ix) All Documentation is, and shall continue to be, complete and shall accurately describe the Licensed Software so as to enable a reasonable data-processing professional with ordinary skills and experience to fully utilize the Licensed Software for all purposes for which it is being acquired by Licensee. Shadow further represents and warrants that: (a) the Documentation shall be regularly updated to reflect all new releases of the Licensed Software and any and all modifications, enhancements, updates, error corrections, improvements, and the like to the License Software; (b) all such updates shall be of equal or greater quality than the initial Documentation provided to Licensee; (c) and all such updates shall be delivered to Licensee at the same time as the releases, modifications, enhancements, updates, error corrections, or improvements to which the Documentation update applies; (x) the Licensed Software does not and shall not violate or infringe upon the rights of any third party, including, but not limited to, copyright, patent, trademark, and trade secret, or other proprietary rights of any kind; (xi) Shadow has full power and authority to execute this Agreement and perform hereunder and that such execution and performance does not and shall not violate any rights of any third party; (xii) the services provided by Shadow to Licensee, including but not limited to, Support Services, shall be performed in a timely, competent, professional, and workpersonlike manner. Without limiting the generality of the previous sentence, all services shall conform to or exceed standards generally observed in the industry for similar services and shall be in compliance with all applicable laws, rules, and regulations; (xiii) there is no action, suit, proceeding or material claim or investigation pending or threatened against Shadow, the License Software, or any component thereof, in any court or by or before any Federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before an arbitrator of any kind, which, if adversely determined, might adversely affect the Licensed Software or restrict Shadow's ability to consummate the transactions contemplated hereby or continue its obligations hereunder. Further Shadow represents and warrants that Shadow knows of no basis for any such action, suit, claim, investigation, or proceeding; (xiv) Shadow has the right to assign and transfer to Licensee all of Shadow's right under any and all warranties received from suppliers of the Licensed Software free from any and all liens, security interests, and other encumbrances or restrictions upon transfer.

        7.2.  Upon Licensee's notice to Shadow of any error or defect in the Licensed Software that prevents the Licensed Software from operating in accordance with the warranties, Shadow will repair or replace, at Shadow's option, any Licensed Software that does not conform to Shadow's warranties. If (a) Shadow fails to cure or have cured any software defect or error that prevents the Licensed Software from operating in accordance with the warranties after three (3) reasonable attempts or (b) the error or defect is such that it cannot be cured within thirty (30) days after Shadow receives the first notice thereof and Shadow fails to provide a plan reasonably acceptable to Licensee for curing such error or defect, whichever occurs first, then Licensee may, in its sole discretion, exercise any or all of the following remedies: (i) withhold payment of any amount due hereunder until the error or defect is cured; (ii) reject the Licensed Software or any part thereof and obtain a full refund of all moneys paid to Shadow for the portion of the Licensed Software that is so rejected; or (iii) exercise any other remedy available at law, in equity, by statute, or otherwise.

        Important:    Shadow does not warrant that the Licensed Software is or will be error-free, and Licensee should anticipate that, as with implementation of any highly sophisticated, integrated software applications solution package, the "roll-out" process will entail discovery and debugging in the ordinary course of software errors or nonconformities. Shadow will respond to software errors involving the Licensed Software in accordance with the escalating order of priorities set forth in the Support Services Terms and Conditions. Repairs may include temporary workarounds or patches, as circumstances warrant.

        7.3   Shadow's warranty is contingent on Licensee's proper use of the Licensed Software in accordance with this Agreement, the Documentation or functional specifications or as directed by Shadow in writing. Warranty coverage does not apply to Licensed Software, which has been used in a manner contrary to this Agreement or the Documentation.

        7.4   Important: Shadow does not made and expressly disclaims any other warranties, express or implied, with respect to the Licensed Software or any other matter involving or arising out of this Agreement, including the provision of Support Services. In particular, but without limitation, Shadow disclaims any warranty of Merchantability or fitness for a particular purpose, and any warranty based on trade usage, course of dealing or conduct.

8.     LIMITATION OF LIABILITY

        Important: Expect for Shadow's indemnification obligations, either party's breach of its non-disclosure obligations, Shadow's willful unexcused refusal to perform, or either party's gross negligence or willful misconduct, neither Shadow nor Licensee shall be liable for any indirect, incidental, exemplary, special or consequential damages, including, but not limited to lost profits, data reconstruction costs, failure to realize expected savings or efficiencies, business disruption, equipment or facility downtime, or loss of goodwill of customers, suppliers or others, however arising, respective of any alleged act or omission on the part of Shadow or Licensee, and whether based on or arising out of contract, tort, strict liability, indemnification, contribution or any other theory of liability or cause of action. This limitation on Shadow's and Licensee's liability is all-inclusive and shall apply even if Shadow or Licensee has been advised or is otherwise aware of the possibility of such damages. Except for Shadow's indemnification obligations, either party's breach of its confidentiality obligations, Shadow's willful unexcused refusal to perform, or either party's gross negligence or willful misconduct, Shadow's and Licensee's entire liability for damages in connection with this Agreement shall in no event exceed the amounts paid by Licensee to Shadow for the Licensed Software and Support Services, as the case may be. Licensee acknowledges that the allocation of risk in this Agreement is consistent with software industry pattern and practice and is an integral part of the consideration for this Agreement, without which Shadow would be unable to provide Licensed Software or Support Services at the prices specified.

9.     SUPPORT SERVICES TERMS AND CONDITIONS

        Support Services shall be provided in accordance with the Support Services Terms and Conditions.

10.   INSTALLATION SUPPORT

        Onsite installation support for the Licensed Software at Licensee's headquarters location and disaster recovery location is included within the license fees as specified in the License Schedule, and will be provided by Shadow on an "as needed" basis during the installation and implementation phase in accordance with the project timetable to be provided by Shadow. Licensee shall reimburse Shadow for all reasonable, actual travel and living expenses associated with providing installation support. If Licensee requests additional support, Shadow reserves the right to charge for the additional support, Shadow reserves the right to charge for the additional installation support services at Shadow's hourly rates set forth on the License Schedule or as agreed otherwise, plus expenses.

11.   TRAINING

        Shadow shall provide Licensee with the number of training units set forth in the License Schedule. A "training unit" means one 8-hour day for a single Shadow employee. Licensee shall reimburse Shadow for all reasonable, actual travel and living expenses if training is scheduled for any location other than Shadow's training facility. Unless otherwise stated in the License Schedule, Licensee must use the included training units within one (1) year from Acceptance.

12.   NONDISCLOSURE OBLIGATIONS

        In addition to Licensee's separate obligations under Article 4:

        12.1 Licensee shall treat Shadow's Licensed Software and related Documentation, license fees, license terms and support services fees, together with any other information contained in this Agreement, the License Schedule or any License Schedule Supplement, as confidential, for limited controlled dissemination within Licensee's organization only on a "need to know" basis, and shall not disclose the information to anyone else.

        12.2. Shadow's performance of this Agreement shall require access to information about Licensee, its finances and customers, which Licensee considers confidential or proprietary. Shadow shall protect Licensee's confidential information with at least the same degree of care and confidentiality which Shadow utilizes for its own similar information which Shadow does not wish disclosed. Shadow shall afford access to Licensee's confidential information only to those Shadow employees involved in the performance of this Agreement and to those personnel of Licensee and third parties, if any, authorized by Licensee that have a need to use and access such information in connection with installation or implementation of the Licensed Software.

        12.3. Confidential information shall not include information that: (i) is already in the possession of or otherwise known to a party prior to receiving it pursuant to this Agreement, unless the earlier disclosure was subject to a corresponding duty of confidentiality, (ii) is already generally known or subsequently becomes generally known within the industry or by the general public, other than by disclosure in violation of this Agreement, (iii) is obtained by the recipient in good faith from a third party having the right to so disclose the information, or (iv) is required to be disclosed by applicable law, provided that before making disclosure, the recipient of the information shall notify the other party and provide reasonable opportunity for the other party to object to the disclosure.

13.   TERM AND TERMINATION.

        The user license granted by this Agreement is intended to be perpetual and shall continue in effect unless terminated as follows:

        13.1. Licensee Termination of License. Licensee shall have the right to terminate the user license at any time upon written notice to Shadow, provided that (i) Licensee concurrently pays to Shadow all undisputed fees or expenses under this Agreement, the Support Services Terms and Conditions, the License Schedule or any License Schedule Supplement (other than fees for Support Services in respect of any annual period that has not yet begun), (ii) Licensee shall not receive any refund or rebate of fees or expenses already paid, and (iii) Shadow shall be released from any further obligations under the Support Services Terms and Conditions, the License Schedule or any License Schedule Supplement.

        13.2. Licensee Termination of Support Services. Licensee shall have the right to terminate the Support Services Terms and Conditions upon thirty (30) days prior written notice. Upon termination of the Support Services Terms and Conditions, Licensee shall receive a pro-rated refund of all prepaid fees from the time of termination through the end of the term. In the event Licensee later wishes to reinstate Support Services, Licensee shall pay Shadow the lesser of (1) any fees for back Support Services that would have been due from the date of termination of the Support Services through the reinstatement of Support Services if Licensee had not terminated Support Services or (2) the License Fee being quoted to other potential licensees of the Licensed Software at the time of reinstatement. Termination of the Support Services Terms and Conditions shall not invoke the provisions set forth in Section 13.3 herein.

        13.3. Events Upon Termination. Within fifteen (15) days after termination of the user license, Licensee shall either return to Shadow or destroy all copies of the Licensed Software and Documentation, and shall delete or destroy all portions or excerpts of the Licensed Software or Documentation contained, commingled or incorporated in any form with Licensee's other information, including electronic data files and magnetically encoded media, such that neither Licensee nor any of Licensee's affiliates shall retain any of the Licensed Software or Documentation in whole or in part. Upon request, Licensee shall certify such complete return or destruction in writing to Shadow. Within fifteen (15) days after termination of the user license, Shadow shall either return to Licensee or destroy all copies of the User Modifications and all modifications done exclusively for Licensee ("Exclusive Modifications") and shall delete or destroy all portions of excerpts of the User Modifications and Exclusive Modifications contained, commingled or incorporated in any form with Shadow's other information, including electronic data files and magnetically encoded media, such that neither Shadow nor any of Shadow's affiliates shall retain any of the User Modifications and Exclusive Modifications in whole or in part. Upon request, Shadow shall certify such complete return or destruction in writing to Licensee.

14.   ASSIGNMENT.

        Neither Licensee nor Shadow shall assign or transfer this Agreement or any of the license or other rights granted by this Agreement, whether by operation of law or otherwise without the other party's prior written consent; provided, however, that in the event of a sale of all or substantially all of the assets of Licensee or Shadow as a going concern to another entity, or Licensee's or Shadow's merger or consolidation with or into another entity, in each case which is not an existing Licensee of Shadow or Licensee and which shall continue Licensee's/Shadow's business substantially unchanged, the successor entity shall, upon written notice to Shadow/Licensee and assumption in writing of Licensee's/Shadow's obligations under this Agreement, be entitled to the benefits of the user license, subject to all of the other terms and conditions of this Agreement. Notwithstanding the previous sentence, Shadow shall not assign this Agreement for a period of one year following execution of this Agreement without Licensee's prior written approval. If as a result of any acquisition or other transaction involving Licensee additional offices or geographic locations will be added to Licensee's existing network or intranet on which the Licensed Software is installed, Shadow reserves the right to require payment of its then current branch office user license fees and, if Support Services are then being provided, to adjust the Support Services fees based on the resulting increase in processing volume to be handled by the Licensed Software consistent with the negotiated discounts set forth on the License Schedule.

15.   GENERAL.

        15.1. This written Agreement, including any accompanying License Schedule and License Schedule Supplement and the Support Services Terms and Conditions (all of which shall be considered integral components of this Agreement), embodies the entire understanding between Licensee and Shadow, and supersedes any prior or contemporaneous negotiations, agreements, conditions or representations of any kind, whether written or oral. This Agreement may only be modified by written agreement signed by both Licensee and Shadow. No invoice, purchase order, acknowledgment form or similar document issued by either party shall serve to modify or supplement, directly or indirectly, any provisions of this Agreement, even if accepted or countersigned by the other party.

        15.2. Neither Licensee nor Shadow shall be liable for any delay or failure to perform under this Agreement to the extent attributable to causes beyond its control, and the timetable for performance shall be adjusted accordingly. Any party so precluded from performing shall promptly notify the other party of the anticipated delay and the steps proposed to be undertaken to mitigate the effects of the delay.

        15.3. This Agreement shall be governed by and interpreted according to Illinois law, but without giving effect to any choice of law or other principles which might otherwise make the laws of a different jurisdiction govern or apply.

        15.4. Notices given pursuant to this Agreement must be in writing. They shall be deemed to have been duly given: (ii) when transmitted, if sent by fax with confirmed receipt, followed by a "hard" copy delivered by any other method specified in this provision; or (iii) one (1) business day after being deposited for next-business day delivery with Federal Express or other national overnight courier service providing delivery tracking and confirmation. Notices shall be given to the addresses specified at the beginning of this Agreement, unless changed by a notice from one party to the other given by any of the methods specified in this provision.

        15.5. Section headings appearing in this Agreement are inserted solely as reference aids for the ease and convenience of the reader; they shall not be deemed to modify, limit or define the scope or substance of the provisions they introduce, nor shall they be used in construing the intent or effect of such provisions. Where the context requires: (i) use of the singular or plural incorporates the other, and (ii) pronouns and modifiers in the masculine, feminine or neuter gender shall be deemed to refer to or include the other genders.

        15.6. This Agreement, the Support Services Terms and Conditions, the License Schedule and any License Schedule Supplement may be signed by fax counterpart, which when transmitted to the other party shall have the same effect as an original ink signature.

        15.7. If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provisions shall continue in full force and effect.

        15.8. Except as either party expressly authorizes in writing in advance, neither party to this Agreement shall solicit, offer work to, employ, or contract with, whether as an employee, owner, manager, director, officer, independent contractor, or otherwise, directly or indirectly, any of either party's Employees during the period of time in which Shadow provides services to Licensee, and during the twelve (12) month period thereafter. For purposes of this Paragraph, "Employee" includes any individual employed by either party.

        15.9. The failure by either party to assert or exercise any right or remedy under this Agreement shall not otherwise act to waive the future assertion or exercise of the same or any other right or remedy.

        No remedy set forth in this Agreement is intended to be exclusive of any other remedy. Each remedy shall be in addition to every other remedy provided hereunder, or now or hereafter existing at law, in equity, by statute, or otherwise.

        15.10 Shadow may not use Licensee's name in connection with any marketing, advertising, or other publicity, without Licensee's prior express written consent.

        15.11 Each Shadow person performing the services in connection with this Agreement shall have the qualifications, and shall fulfill the requirements, set forth in this Agreement and as reasonably specified by Licensee from time to time. Shadow shall ensure that each Shadow person has been properly trained to perform the services described in this Agreement and, in the event new Shadow persons are to provide services to Licensee, that such personnel shall be informed and trained to be up to speed without additional expense to Licensee. The intent of this provision is to prevent Licensee paying for training and retraining of Shadow persons.

        15.12 The Shadow personnel, shall have the experience, training and expertise at least equal to prevalent industry standards applicable to such personnel for their responsibilities in the business in which Shadow is engaged and shall have sufficient knowledge of the relevant aspects of the services and Licensee practices and areas of expertise to enable them to properly perform the duties and responsibilities assigned to them in connection with this Agreement. In the event of a breach by Shadow of its obligations in respect of the minimum proficiency levels of Shadow personnel, Shadow shall promptly take one or the other of the following actions: (a) remove and replace any Shadow person after receipt of notice from Licensee that such Shadow person does not meet the required minimum proficiency levels; or (ii) take appropriate action in respect of any such Shadow person, including, but not limited to, training to bring such Shadow person's proficiency levels in line with such required minimums.

        15.13 Shadow will be solely responsible for obtaining and maintaining appropriate insurance coverage for its activities under this Agreement, including, but not limited to, comprehensive general liability (bodily injury and property damage) insurance and professional liability insurance. Certificates of such insurance shall be submitted to Licensee on or prior to the start of any services associated with this Agreement. The certificates shall certify that no alteration, modification, or termination of such coverage shall be effective without at least thirty (30) days' advance notice to Licensee.

        15.14 Shadow shall designate a project manager and an information technology team to coordinate and work with Licensee in installation and implementation of the Licensed Software, including testing of the Licensed Software following installation.

        15.15 Shadow may audit Licensee's use of the Licensed Software one time per calendar year at Shadow's expense. All audits shall be conducted during regular business hours at Licensee's site on at least (5) business day's prior notice, and shall not unreasonably interfere with Licensee's business activities.

        15.16 Sections 5.1, 8, 12, 15.1, 15.2, 15.3, 15.4, 15.5, 15.8, 15.9, and 15.10 shall survive termination of this Agreement.

16.   DEFINITIONS

        "Documentation":    Any technical or user documentation relating to the installation, use or maintenance of the Licensed Software, including reference, user, installation, systems administrator and technical manuals and guides and "readme" files, whether in hard copy or in on-line format, as may be supplied from time to time by Shadow to Licensee.

        "Initial Installation Date":    The first date on which Shadow installs any portion or version of the Licensed Software on Licensee's data processing equipment, whether or not then linked to Licensee's network or intranet.

        "Error":    A malfunction in Licensed Software which causes the Licensed Software to not perform in accordance with the Documentation or which introduces errors into Licensee's data or into the calculations made by the Licensed Software in reliance on such data.

        "Installation Date":    The first date on which Shadow notifies Licensee that the Shadow has completed installation of any version of the Licensed Software on Licensee's server and that the Software is ready for use by the Licensee, and Licensee has accepted the installation

        "License Schedule":    The separate document entitled License Schedule which is attached to this Agreement and identifies, among other items, the Territory, the license and other fees payable by Licensee, the products comprising the Licensed Software, and any special requirements relating to the Licensed Software. The License Schedule shall be considered an integral part of this Agreement.

        "License Schedule Supplement":    A document expressly captioned "License Schedule Supplement" which may be signed and delivered by both Licensee and Shadow after the date of this Agreement in order to clarify, modify or supplement any provision of this Agreement, the License Schedule or any previously signed and delivered License Schedule Supplement. Each License Schedule Supplement so signed and delivered by Licensee and Shadow shall be considered an integral part of this Agreement from and after the date of signature and delivery.

        "Licensed Software":    The-software applications programs, tools, utilities, and schemas or other database field, table, or file relationship schemes, of which Shadow is the author or which are otherwise proprietary to Shadow, which is the subject of the user license granted to Licensee pursuant to this Agreement. Licensed Software includes any modifications made by Shadow to Licensee's specifications.

        "Major Version":    All releases of the Licensed Software where a change is made to the identifying release number one place to the right of the decimal point.

        "Support Services":    The support services to be provided by Shadow with respect to the Licensed Software, as set forth in the Support Services Terms and Conditions.

        "Support Services Terms and Conditions":    The separate document entitled Support Services Terms and Conditions which is attached to this Agreement and details, among other things, the levels of Support Services to be provided by Shadow.

        'Territory"    means the geographic region for which Licensee is licensed to use the Licensed Software, as set forth in the License Schedule.

        "User Modifications":    Any modifications to the Licensed Software made other than by Shadow. User Modifications shall not include any portion of a modification that can exist separately on a standalone basis after separating out all Licensed Software components.

        The authorized representatives of Licensee and Shadow have signed this Software License and Services Agreement below.

ARCHIPELAGO HOLDINGS, LLC	SHADOW FINANCIAL SERVICES CORP.
/s/ MIKE CORMACK	/s/ DONALD J. MARINO
Authorized Signature	Authorized Signature
Mike Cormack—President	Donald J. Marino, President
Printed Name and Title	Printed Name and Title

SUPPORT SERVICES TERMS AND CONDITIONS

        These are the support Services Terms and conditions ("these Service Conditions") referenced in the Software License and Services Agreement dated as of November 4, 2003 (the "License Agreement") between Shadow Financial Services Corp. ("Shadow") and Archipelago Holdings, LLC ("Licensee"). For so long as Licensee remains as subscriber to Support Services, these Service Conditions shall be considered an integral part of the License Agreement, whose terms are incorporated here by reference. Capitalized terms used but not otherwise defined in these Service Conditions shall have the same meanings ascribed to them in the License Agreement.

1.    Coverage

        Shadow shall provide Support Services to Licensee for the Licensed Software including all Exclusive Modifications and other modifications created by Shadow whether or not they are exclusive to Licensee ("Supported Software") in accordance with these Service Conditions and the License Agreement at Licensee's headquarters office or other single location where Licensee's designated server on which the Supported Software resides or will reside is located, as specified in the License Schedule except for installation services of the Supported Software including all fixes to errors, updates, and enhancements which shall be provided to both Licensee's designated single location as well as Licensee's disaster recovery location. Where on-site rather than remote Support Services are required, Licensee shall reimburse the reasonable actual travel and living expenses of Shadow's personnel providing the on-site Support Services. Support Services for Licensee's other networked offices, branches or remote locations within the Territory shall be provided subject to availability of Shadow personnel and payment of additional service fees at Shadow's the hourly rates set forth in the License Schedule, plus reasonable actual travel and living expenses Licensee shall designate those employees of Licensee who shall be authorized to contact Shadow for provision of Support Services, and shall maintain and provide Shadow with an updated listing of employees, including their telephone, fax and pager numbers and e-mail addresses. Only those employees so designated by Licensee shall contact Shadow for the provision of Support Services. In addition, Shadow shall designate those employees of Shadow who Licensee may contact for provision of Support Services, and shall maintain and provide Licensee with an updated listing of employees, including their telephone, fax and pager numbers and e-mail addresses.

2.    Software Maintenance.

        The following maintenance releases will be issued by Shadow from time to time in Shadow's discretion to subscribers of Support Services:

a.
Fixes to Errors;

b.
Updates;

c.
Enhancements contained within new releases

d.
New Release; and

e.
New versions of the Licensed Software compatible with all User Modifications Shadow modifications

        Maintenance releases contain proprietary and confidential information and are licensed to Licensee for Licensee's internal use only, subject to the same restrictions and limitations as provided in Section 12 of the License Agreement with respect to confidential information.

3.    Priority Level of Errors.

        Licensee shall reasonably determine the priority level of Error. Shadow must meet these response times ninety-eight percent (98%) of the time. Shadow uses the following protocols:

Priority A Errors:

"Priority C":    An Error that has a minor or negligible Impact on the operation or functionality of the Supported Software.

"Update":    All published revisions to the documentation, and a single copy of each new release of the Licensed Software which is not designated by shadow as a new product for which a separate license fee will apply.

"Workaround":    A change in procedures followed or data supplied in order to avoid an Error without significantly impairing performance of the rest of the Supported Software.

* * *

ARCHIPELAGO HOLDINGS, LLC.	SHADOW FINANCIAL SERVICES CORP.
/s/ MICHAEL CORMACK Authorized Signature	/s/ DONALD J. MARINO Authorized Signature
/s/ MIKE CORMACK , President Printed Name and Title	Donald J. Marino, President Printed Name and Title
Date: November 3, 2003	Date: November 4, 2003

LICENSE SCHEDULE
TO THE
SOFTWARE LICENSE AND SERVICES AGREEMENT

        This is the License Schedule ("this Schedule") to the Software License and Services Agreement dated as of                         , 2003 (the "License Agreement") between SHADOW FINANCIAL SERVICES CORP. ("Shadow") and ARCHIPELAGO HOLDINGS, LLC ("LICENSEE"). This Schedule is an integral part of the License Agreement, whose terms are incorporated here by reference. In case of conflict or inconsistency, the terms of this Schedule shall govern. Capitalized terms used but not otherwise defined in this Schedule shall have the same meanings ascribed to them in the License Agreement.

SOFTWARE / INSTALLATION & TRAINING SERVICES / SUPPORT SERVICES

Licensed Software	Vendor	License Fee
ShadoSuite™ Software Modules:

Base enterprise license for ShadoSuiteTM	Shadow Financial Services Corp.	(included in fixed fee below)

Total License Fee (hereinafter "License Fee)":		[***]

Annual Support Services Fee:		Until Licensee is self-clearing [***]

After License is self-clearing [***]

1.
Scope of User License: The Licensed Software is licensed for Licensee's use pursuant to the License agreement within the operating environment, operating system and Territory specified below:

Territory [see License agreement for limitations on Licensee's use and deployment of Licensed Software within the Territory]	United States, Canada, and the UK

Database Version [to be separately licensed by Licensee from third party vendor]	Oracle 8

Operating System	Microsoft 2000 so long as it is Microsoft supported and all other Operating System(s) Supported by Shadow

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.
Installation / Training Services: The License Fee includes installation support and training services as listed below:

Item	Quantity
Training Units	30

Install Days(1)	As needed [see License Agreement for specific limiting conditions]

(1)
One (1) installation support day is equivalent to one (1) Shadow support technician for an eight (8) hour workday.

3.
Payment Terms: Licensee shall pay Shadow the License Fee as follows: Licensee shall pay Shadow fifty percent (50%) of the License Fee immediately upon contract closing and pay the remaining fifty percent (50%) of the License Fee on Acceptance of the Licensed Software by Licensee.

Licensee shall pay Shadow the Support Services Fee upon Acceptance.

Licensee shall pay costs associated with implementation, conversion, enhancements, and training on a time and materials basis at the rates shown in the attached Consulting Rate Schedule.

Upon Acceptance of the Licensed Software by Licensee and after Licensee's clearing firm has been appropriately notified, Licensee shall issue a press release regarding the relationship between Shadow and Licensee and use of Shadow's products and services.

All reasonable, actual travel and lodging expenses are to be paid by Licensee. Shadow will conform to Licensee's internal policies and standards relating to travel and lodging expenses.

All License Fees, Support Services Fees and other fees, costs and expenses are payable in good funds in United States currency and shall be remitted to the attention of Shadow's Accounts Receivable Department.

4.
Initial Installation Date: Shadow shall mobilize its project team for an Initial Installation Date to be mutually determined based upon the software readiness...

5.
Maintenance Fee Pricing: In the event that Licensee becomes self clearing mid-year, the annual maintenance fee shall be pro-rated to reflect the pre and post self-clearing fees. Shadow shall provide Support Services, as set forth in the Support Services Terms and Conditions, for the period from the Initial Installation Date through one year from the Final Acceptance Date. Thereafter, the Support Services term can be extended as provided in Section 8 of the Support Services Terms and Conditions under the terms set forth in the Support Services Terms and Conditions.

Support Services are provided to Licensee's headquarters office or other single location where Licensee's designated server on which the License Software will reside is located except for installation services of the Licensed Software including all fixes to errors, updates, and enhancements which shall be provided to both Licensee's designated single location as well as their disaster recovery location. Those locations are:

100 South Wacker
Chicago, Illinois 60606
DISASTER RECOVERY
65 Broadway, Suite 1300
New York, New York 10006

Support Services for Licensee's other networked offices, branches or remote locations within the Territory shall be provided subject to availability of Shadow personnel and payment of additional service fees at Shadow's the hourly rates set forth on the attached Consulting Rate Schedule, plus actual, reasonable travel and living expenses.

6.
Option to Replace Hardware Platform: Licensee shall have the option, for no additional License Fee, to migrate the Licensed Software from Licensee's current hardware platform to another then-commercially available hardware platform that is supported by Shadow as set forth in the then-current Shadow Hardware and Software Requirements Guide, provided, however, that (i) Licensee shall have remained a subscriber to Support Services on a continuous basis and (ii) Licensee shall give Shadow thirty (30) days' prior written notice of such migration. Licensee's Support Services subscription does not include installation, data conversion or support services in connection with a migration effort caused by Licensee. Shadow shall provide such installation, data conversion or support services in connection with a migration effort caused by Licensee at the hourly rates set forth on the attached Consulting Rate Schedule.

7.
Option to Replace Operating System: Licensee shall have the option, for no additional License Fee, to migrate the Licensed Software from Licensee's current operating system to another then-commercially available operating system that is supported by Shadow as set forth in the then-current Shadow Hardware and Software Requirements Guide, provided, however, that (i) Licensee shall have remained a subscriber to Support Services on a continuous basis and (ii) Licensee gives thirty (30) days' prior written notice of such migration. Licensee's Support Services subscription does not include installation, data conversion or support services in connection with a migration effort caused by Licensee. Shadow shall provide such installation, data conversion or support services in connection with a migration effort caused by Licensee at the hourly rates set forth on the attached Consulting Rate Schedule.

8.
Option to Replace Database Version: Licensee shall have the option, for no additional License Fee, to migrate the Licensed Software from Licensee's current operating system to another then-commercially available operating system that is supported by Shadow as set forth in the then-current Shadow Hardware and Software Requirements Guide, provided, however, that (i) Licensee shall have remained a subscriber to Support Services on a continuous basis and (ii) Licensee gives thirty (30) days' prior written notice of such migration. Licensee's Support Services subscription does not include installation, data conversion or support services in connection with a migration effort caused by Licensee. Shadow shall provide such installation, data conversion or support services in connection with a migration effort caused by Licensee at the hourly rates set forth on the attached Consulting Rate Schedule.

9.
Third Party Software: Licensed Software does not include any software from Trading & Investment Programs & Systems, Inc., ("TIPS") or software from any other third party.

10.
License Transfer: The license rights and obligations under the License agreement shall devolve, in accordance with a subject to Section 14 of the License Agreement, onto any successor firm resulting from the purchase, reorganization or takeover of Licensee, provided that in each case, the production copy of the Licensed Software shall continue to be used within the authorized scope of the license by a single successor firm on a single central server in accordance with Section 1.1 of the License Agreement.

11.
License Purchase Option for Licensee: Licensee shall have an option (the "Option") to purchase additional license(s) to be used by Licensee for the Licensed Software under terms identical to those found in the License Agreement and counterparts thereto for a period of three (3) years following execution of this Agreement, under the following terms. The License Fee for the additional License(s) shall be [***]. The Support Services Fee for the additional license shall be [***] of the License Fee for the additional license. The option shall be deemed exercised upon Shadow's receipt of written notice signed by both licensee and the licensee of the additional license if different from the Licensee indicating their assent to the terms of this Agreement for the additional license.

12.
Miscellaneous Information:

BILLING INFORMATION	SITE INFORMATION	TRAINING ADMINISTRATOR
Contact:	Contact:	Contact:

Address:	Address:	Address:

Phone:	Phone:	Phone:

Fax:	Fax:	Fax:

Accepted by:	Accepted by:
ARCHIPELAGO HOLDINGS, LLC	SHADOW FINANCIAL SERVICES CORP.
/s/ MIKE CORMACK	/s/ DONALD J. MARINO
Authorized Signature	Authorized Signature
Mike Cormack—President	Donald J. Marino, President
Printed Name and Title	Printed Name and Title
Date 11/3, 2003	Date: 11/4, 2003

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[SHADOW LOGO]	Shadow Financial Services Corp. Raritan Plaza II Edison, NJ 08837 732 225-6800

Consulting Rate Schedule

Client: Archipelago

Date:

[* * *]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

QuickLinks

SOFTWARE LICENSE AND SERVICES AGREEMENT
SUPPORT SERVICES TERMS AND CONDITIONS
LICENSE SCHEDULE TO THE SOFTWARE LICENSE AND SERVICES AGREEMENT
SOFTWARE / INSTALLATION & TRAINING SERVICES / SUPPORT SERVICES